Exhibit 99.1
Newark, DE, March 15, 2007 — (ARTNA) Artesian Resources Corporation (Artesian) today announced that basic and diluted net income per common share for 2006 were $1.00 and $0.97, as compared to $0.84 and $0.81 in 2005, increases of 19.0% and 19.8% respectively. Revenues for 2006 were $48.6 million, up 7.3% from $45.3 million in 2005. Net income available to common stockholders was $6.1 million, compared to $5.0 million last year, a 20.6% increase. In 2006, our annual dividend increased 7.5%, from $0.5952 per share in 2005 to $0.64 per share in 2006. Over the past five years, the annualized dividend rate has grown by an average of 5.2% each year.
Revenues and income increased primarily as a result of a $2.6 million, or 6.3%, increase in water sales revenue and a $1.3 million gain on sale of three acres of land. The increase in water sales revenue reflects a 2.0% increase in the number of customers served and rate increases placed in effect in 2006.
In May, we filed for a change in rates to recover $30 million in capital expenditures for infrastructure improvements since our last rate request in 2004 and a 92% increase in electric costs we experienced upon expiration of the price caps placed into effect as part of deregulation of electric service in Delaware. In July, we placed into effect a temporary rate increase of 5.9%, designed to generate an increase in annual revenue of $2.5 million and to begin partial recovery of our investments in infrastructure and increased electric costs. As a result of a settlement agreement approved by the Public Service Commission in December 2006, we were awarded a total increase in annual revenue of $6.0 million, to be implemented in two steps beginning January 1, 2007.
Commenting on Artesian’s results for 2006, Artesian President and CEO, Dian C. Taylor said, “Despite the challenges of significantly higher electric costs and the delay in recovering investments associated with rate proceedings, we were able to achieve continued improvement in our financial results. In 2007, we expect to see the benefit of the full year of additional revenue from settlement of the rate request. In 2006, we also added 20 square miles of water franchise territory. Our Delaware water franchise area has now more than doubled in the past ten years.”
Ms. Taylor reported, “We also entered into agreements with the towns of Elkton and Chesapeake City, Maryland to sell water to them at the Delaware state line and expect the interconnection with Elkton will be in service later this year. In addition, our recently announced agreement to purchase the Carpenters Point Water Company, a regulated water utility in adjacent Cecil County, Maryland, will position us well to serve the County’s rapidly growing needs.”
Ms. Taylor further stated, “Although our core water utility business remains our most significant source of revenue, our expansion into related businesses, including wastewater services and our Service Line Protection Plan, continue to contribute to our earnings. In 2006, we added nearly 2,000 acres to our wastewater franchise area, began operation of four new wastewater facilities, and have twelve new wastewater facilities under design and construction. We recognize that design and construction revenues of our non-regulated wastewater business are variable by their nature, but we are setting a solid foundation for the consistent revenues of our regulated wastewater business.”
Non-utility operating revenue decreased from $2.6 million in 2005 to $1.7 million in 2006. The decrease reflects lower contract revenues associated with wastewater treatment design and construction projects in southern Delaware. Non-utility operating expenses decreased by $891,000 as a result of the decline in wastewater treatment project activity. The decrease in non-utility operating revenue was offset by a $225,000 increase in revenue from our Service Line Protection Plan. The Service Line Protection Plan was initiated in March 2005 and covers parts, material and labor required to repair or replace a participant’s leaking water service line up to an annual limit. As of the end of 2006, about 12% of those eligible had enrolled in the plan.
Artesian Resources Corporation, through our wholly-owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing superior water service within the state since 1905. About $185 million has been invested in utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection. The Company distributes and sells water to residential, commercial, industrial, governmental, municipal and utility customers. As of December 31, 2006, Artesian was serving approximately 73,800 metered customers, providing water service to about 243,000 residents (including contract services). Last year, Artesian distributed 7.6 billion gallons of water. Artesian serves its customers through 107 operating wells. Artesian’s water supply is treated at 50 different locations. Artesian owns and maintains approximately 1,000 miles of water main. Artesian has increased its water customer base by 27% and has more than doubled it franchise area over the past decade. Artesian also provides water and wastewater treatment contract services on the Delmarva Peninsula through Artesian Utility Development, Inc., a non-regulated subsidiary, and wastewater utility services through Artesian Wastewater Management, Inc., a regulated subsidiary.
Statements regarding growth and expansion plans for our water and wastewater subsidiaries, customer base growth opportunities in Cecil County, Maryland, revenues anticipated in 2007 from settlement of our rate request and our expectations regarding the acquisition of Carpenters Point are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to our ability to close the Carpenters Point acquisition, timing of our construction projects, weather and other risks and uncertainties included in our filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.
Contact: Nicki Taylor
Investor Relations
( (302) 453-6943 ntaylor@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)

	Three months ended	Three months ended		Twelve months ended	Twelve months ended
	December 31, 2006	December 31, 2005		December 31, 2006	December 31, 2005
Operating Revenues
Utility Operating Revenue	11,508	10,976		45,540	42,711
Non-Utility Operating Revenue	383	525		1,725	2,574
Gain on Sale of Land	0	0		1,322	0

	$11,891	$11,501		$48,587	$45,285

Operating Expenses
Utility Operating Expenses	6,104	5,598		24,314	22,233
Non-Utility Operating Expenses	527	609		1,419	2,310
Depreciation and Amortization	1,188	1,145		4,610	4,365
State & Federal Taxes	760	786		3,887	3,347
Property and Other Taxes	640	599		2,562	2,389

	9,219	8,737		36,792	34,644

Operating Income	2,672	2,764		11,795	10,641
Other Income, net	45	12		613	515

Income Before Interest Charges	2,717	2,776		12,408	11,156

Interest Charges	1,608	1,578		6,337	6,121

Net Income Applicable to Common Stock	$1,109	$1,198		$6,071	$5,035

Weighted Average Common Shares Outstanding — Basic	6,082	6,017	*	6,055	5,984	*
Net Income per Common Share — Basic	$0.18	$0.20	*	$1.00	$0.84	*

Weighted Average Common Shares Outstanding — Diluted	6,258	6,203	*	6,235	6,182	*
Net Income per Common Share — Diluted	$0.17	$0.19	*	$0.97	$0.81	*

*	Shares outstanding and per share amounts restated to reflect a three for two common stock split effective May 30, 2006.
Artesian Resources Corporation
Condensed Consolidated Balance Sheet
(In thousands)

	December 31, 2006	December 31, 2005

ASSETS
Utility Plant, at original cost less accumulated depreciation	$253,182	$227,566
Current Assets	10,245	10,406
Regulatory and Other Assets	5,933	5,882

	$269,360	$243,854

CAPITALIZATION AND LIABILITIES
Stockholders’ Equity	$61,800	$57,813
Long Term Debt, Net of Current Portion	92,073	92,379
Current Liabilities	19,122	12,238
Advances for Construction	24,991	24,404
Contributions in Aid of Construction	48,177	37,350
Other Liabilities	23,197	19,670

	$269,360	$243,854